Free Writing Prospectus pursuant to Rule 433 dated December 23, 2020

Registration Statement No. 333-239610

Underlier-Linked Notes due
OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be August 3, 2022) is based on the lesser performing of the iShares® MSCI EAFE ETF (ETF) and the EURO STOXX 50® Index as measured from the trade date (expected to be January 29, 2021) to and including the determination date (expected to be July 29, 2022).

The return on your notes is linked, in part, to the performance of the ETF, and not to that of the MSCI EAFE Index (underlying index) on which the ETF is based. The ETF follows a strategy of “representative sampling”, which means the ETF’s holdings are not the same as those of its underlying index. The performance of the ETF may significantly diverge from that of its underlying index.

If the final underlier level of each underlier on the determination date is greater than or equal to its initial underlier level (set on the trade date), the return on your notes will be positive or zero and will equal 2 times the underlier return of the lesser performing underlier, subject to the maximum settlement amount of at least $1,180 (set on the trade date) for each $1,000 face amount of your notes.

If the final underlier level of any underlier is less than its initial underlier level, but the final level of each underlier is greater than or equal to 90% of its initial level, you will receive the face amount of your notes.

If the final level of any underlier is less than 90% of its initial level, the return on your notes will be negative and will equal the underlier return of the lesser performing underlier plus 10%. You could lose a significant portion of the face amount of your notes.

You should read the accompanying preliminary pricing supplement dated December 23, 2020, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40057EWT0 / US40057EWT09
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underliers (each individually, an underlier):	the iShares® MSCI EAFE ETF (current Bloomberg symbol: “EFA UP Equity”) and the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E”) Index
Underlying Index:	with respect to the iShares® MSCI EAFE ETF, the MSCI EAFE Index
Trade date:	expected to be January 29, 2021
Settlement date:	expected to be February 3, 2021
Determination date:	expected to be July 29, 2022
Stated maturity date:	expected to be August 3, 2022
Initial underlier level:	with respect to an underlier, set on the trade date
Final underlier level:	with respect to an underlier, the closing level of such underlier on the determination date
Underlier return:	with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage
Payment amount at maturity (for each $1,000 face amount of your notes)

●if the underlier return of each underlier is greater than or equal to 0% (the final underlier level of each underlier is greater than or equal to its initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the lesser performing underlier return, subject to the maximum settlement amount;

●if the underlier return of any underlier is less than 0%, but the underlier return of each underlier is greater than or equal to -10% (the final level of any underlier is less than its initial underlier level but the final level of each underlier is greater than or equal to 90% of its initial underlier level), $1,000; or

●if the underlier return of any underlier is less than -10% (the final underlier level of any underlier is less than 90% of its initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the lesser performing underlier return plus 10% times (b) $1,000.

Cap level (set on the trade date):	for each underlier, at least 109% of its initial underlier level

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Maximum settlement amount (set on the trade date):	at least $1,180
Upside participation rate:	200%
Estimated value range:	$925 and $955 (which is less than the original issue price; see accompanying preliminary pricing supplement)
Lesser performing underlier return:	the underlier return of the lesser performing underlier
Lesser performing underlier:	the underlier with the lowest underlier return

Hypothetical Payment Amount at Maturity*

Hypothetical Final Underlier Level of the Lesser Performing Underlier	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
200.000%	118.000%
150.000%	118.000%
125.000%	118.000%
109.000%	118.000%
107.000%	114.000%
102.000%	104.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
70.000%	80.000%
50.000%	60.000%
20.000%	30.000%
10.000%	20.000%
0.000%	10.000%

*assumes a maximum settlement amount of $1,180

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 15, general terms supplement no. 8,671 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 15, general terms supplement no. 8,671 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 15, general terms supplement no. 8,671 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary pricing supplement dated December 23, 2020
●	General terms supplement no. 8,671 dated July 1, 2020
●	Underlier supplement no. 15 dated December 22, 2020
●	Prospectus supplement dated July 1, 2020
●	Prospectus dated July 1, 2020

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,671, underlier supplement no. 15, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,671, underlier supplement no. 15, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	You May Lose a Substantial Portion of Your Investment in the Notes
▪	The Amount Payable on Your Notes Is Not Linked to the Levels of the Underliers at Any Time Other Than the Determination Date
▪	The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier
▪	Your Notes Do Not Bear Interest
▪	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪	The Potential for the Value of Your Notes to Increase Will Be Limited
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

▪

The Policies of the iShares® MSCI EAFE ETF’s Investment Advisor, BlackRock Fund Advisors, and the Sponsor of its Underlying Index, MSCI, Could Affect the Amount Payable on Your Notes and Their Market Value

▪

There is No Assurance That an Active Trading Market Will Continue for the ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the ETF is Subject to Management Risks, Securities Risks, Lending Risks and Custody Risks

▪	The ETF and its Underlying Index are Different and the Performance of the ETF May Not Correlate With the Performance of its Underlying Index
▪	An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets
▪	Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on the ETF or any Underlier Stocks
▪	You Have No Shareholder Rights or Rights to Receive Any Shares of the ETF or Any Underlier Stock
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪	The Tax Consequences of an Investment in Your Notes Are Uncertain
▪	Your Notes May Be Subject to the Constructive Ownership Rules
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,671:

▪	If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪	Other Investors in the Notes May Not Have the Same Interests as You
▪

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Applicable, or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Past Performance is No Guide to Future Performance
▪	Your Notes May Not Have an Active Trading Market
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪

The Policies of an Underlier Sponsor, if Applicable, and Changes that Affect an Underlier to Which Your Notes are Linked, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could

Affect the Amount Payable on Your Notes and Their Market Value
▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪

Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 15:

▪

Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

▪

If Your Notes Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Notes Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

▪	If Your Securities are Linked to an Exchange-Traded Fund, You Will Have Limited Anti-dilution Protection
▪	The Value of the Shares of an Underlier that is a Passively-Managed Exchange-Traded Fund May Not Track the Level of the Index Underlying the Exchange-Traded Fund
▪

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, an Exchange-Traded Fund to Which Your Securities Are Linked, There Is No Affiliation Between the Investment Advisor of such Exchange-Traded Fund and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our debt securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s preferred resolution strategy could increase the losses incurred by holders of our debt securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.